SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 29, 2011
(Date of Earliest Event Reported)

DELTA SEABOARD INTERNATIONAL, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada	0-50912	88-0225318
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Cien Street, Suite 235, Kemah, TX		77565-3077
(Address of Principal Executive Offices)		(ZIP Code)

 Registrant's Telephone Number, Including Area Code: (281) 334-9479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 29, 2011, Delta Seaboard International, Inc. (the "Company") entered into an agreement (the “Agreement”) with Vision Opportunity Master Fund, Ltd. (“VOMF”), pursuant to which VOMF agreed to convert 3,769,626 shares of the Company’s preferred stock , constituting all of the outstanding preferred stock (the “Preferred Shares”) into 3,769,626 shares of the Company’s common stock (the “Common Shares”). The Agreement also provides that VOMF will waive all accrued dividends that may be payable with respect to the Preferred Shares.

The Company has agreed to pay VOMF consideration of $225,000, of which $50,000 was paid upon execution of the Agreement and the remaining $175,000, if paid on or before September 30, 2011, will constitute full payment owed to VOMF. While the Company has the option to make payments at the rate of $20,000 per month, in which event the consideration payable to VOMF would increase to $250,000, it is the Company’s present intentions to pay the remaining $175,000 amount before September 30, 2011and therefor receive the discount of $25,000.

Upon full payment to VOMF and its conversion of the Preferred Shares into Common Shares, the Company’s Stockholder’s Equity will increase from approximately $2,200,000 to $3,000,000, or approximately 36%.

ITEM 8.01 OTHER EVENTS

On July 27, 2011, Delta Seaboard International, Inc. issued a press release announcing that it entered into an agreement with Vision Opportunity Master Fund, Ltd. The press release is attached to this Form 8-K as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(b) The following documents are filed as exhibits to this report on Form 8-k or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
10.1	Agreement between Delta Seaboard International, Inc. and Vision Opportunity Master Fund, Ltd., filed herewith.
99.1	Press Release issued by Delta Seaboard International, Inc. dated July 27, 2011, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Delta Seaboard International, Inc.
By: /s/ Daniel Dror, CEO and Chairman

Date: July 27, 2011